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                                                                    EXHIBIT 5.01

         SMITH, ANDERSON, BLOUNT, DORSETT, MITCHELL & JERNIGAN, L.L.P.
                                    Lawyers
                        2500 First Union Capitol Center
                         Raleigh, North Carolina 27601
                              Phone: 919-821-1220
                               Fax: 919-821-6800


                                 June 30, 1997


Quintiles Transnational Corp.
4709 Creekstone Drive
Riverbirch Building, Suite 300
Durham, North Carolina 27560

          Re: Registration Statement on Form S-3

Ladies and Gentlemen:


     We have acted as counsel to Quintiles Transnational Corp. (the "Company"), in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the registration of 1,412,298 shares (the "Shares") of the Company's common stock, par value $.01 per share ("Common Stock"), which have been included in the Registration Statement for the respective accounts of the persons identified in the Registration Statement as Selling Stockholders. This opinion is furnished pursuant to the requirement of Item 601(b)(5) of Regulation S-K under the Act.


     We have examined the Amended and Restated Articles of Incorporation, as amended, and the Amended and Restated Bylaws of the Company, minutes of meetings of its Board of Directors, and such other corporate records of the Company and other documents and have made such examinations of law as we have deemed necessary for purposes of this opinion. We also have relied upon a certificate of an officer of the Company, dated of even date herewith, relating to the Registration Statement.

     Based on and subject to the foregoing and to the additional qualifications set forth below, it is our opinion that the Shares are validly issued, fully paid and nonassessable.

     We hereby consent to the reference to our firm in the Registration Statement under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement. Such consent shall not be deemed to be an admission that this firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

     This opinion is limited to the laws of the State of North Carolina and no opinion is expressed as to the laws of any other jurisdiction.

     The opinion expressed herein does not extend to compliance with federal and state securities law relating to the sale of the Shares.


     Our opinion is as of the date hereof and supersedes our opinion dated June 10, 1997 with respect to the subject matter hereof, and we do not undertake to advise you of matters which might come to our attention subsequent to the date hereof which may affect our legal opinion expressed herein.


     This opinion is rendered solely for your benefit in connection with the transaction described above and may not be used or relied upon by any other person without our prior written consent in each instance.

                                      Sincerely yours,

                                      SMITH, ANDERSON, BLOUNT, DORSETT,
                                        MITCHELL & JERNIGAN, L.L.P.

                                      By: /s/ Christopher B. Capel
                                          -------------------------------------
                                          Christopher B. Capel